Exhibit 99.1

Company Contacts:
Scott Settersten
Chief Financial Officer
(630) 410-4807

Laurel Lefebvre
Vice President, Investor Relations
(630) 410-5230

Media Contact:
DKC
Juliet Horn
(212) 981-5221

ULTA BEAUTY ANNOUNCES THIRD QUARTER 2013 RESULTS

Total Sales Increased 22.4%

Comparable Store Sales Increased 6.8%

Diluted EPS Increased 18.6% to $0.70, Including $0.02 Severance Charge

Bolingbrook, IL – December 5, 2013 – Ulta Beauty [NASDAQ:ULTA] today announced financial results for the thirteen week period (“Third Quarter”) and thirty-nine week period (“First Nine Months”) ended November 2, 2013, which compares to the same periods ended October 27, 2012.

“The Ulta Beauty team delivered solid top line growth, with particular strength in our on-line sales, despite a challenging environment,” said Mary Dillon, Chief Executive Officer. “We also made significant progress on our growth strategies, including opening a record number of new stores, seamlessly rolling out a new e-commerce site while maintaining strong top-line momentum, completing this year’s roll-out of Clinique and Lancôme boutiques, and continuing to launch new and exclusive products and brands.”

For the Third Quarter:

•	Net sales increased 22.4% to $618.8 million from $505.6 million in the third quarter of fiscal 2012;

•	Comparable store sales (sales for stores open at least 14 months) increased 6.8% compared to an increase of 8.9% in the third quarter of fiscal 2012, including the impact of e-commerce sales;

•	Gross profit increased 70 basis points to 37.4% from 36.7% in the third quarter of fiscal 2012;

•	Selling, general and administrative (SG&A) expense as a percentage of net sales increased 120 basis points to 24.5%, including the impact of a severance charge related to management changes to strengthen the Supply Chain and Human Resources functions. SG&A expense as a percentage of net sales increased 90 basis points to 24.2%, excluding the impact of the severance charge. This compares to 23.3% in the third quarter of fiscal 2012.

•	Preopening expenses increased to $7.5 million, compared to $6.3 million in the third quarter of fiscal 2012. Real estate activity in the third quarter of fiscal 2013 included 55 new stores, 3 relocations and 6 remodels compared to 49 new stores, one relocation and 11 remodels in the third quarter of fiscal 2012;

•	Operating income increased 18.9% to $72.9 million, or 11.8% of net sales, compared to $61.3 million, or 12.1% of net sales, in the third quarter of fiscal 2012;

•	Net income increased 19.1% to $45.4 million compared to $38.2 million in the third quarter of fiscal 2012; excluding the severance charge, net income increased 22.1%;

•	Income per diluted share increased 18.6% to $0.70, including $0.02 per diluted share related to the severance charge. Income per diluted share was $0.72, excluding the severance charge. This compares to $0.59 in the third quarter of fiscal 2012;

•	The Company added 55 new stores, the most stores opened in a single quarter in the Company’s history;

•	The Company added 10 Clinique boutiques to end the third quarter with 100 stores offering Clinique products, and added 20 Lancôme boutiques to end the third quarter with 105 stores offering Lancôme products;

•	The Company’s loyalty program membership grew 18% year over year to reach 12.5 million active members; and

•	Ulta.com successfully launched a completely redesigned website, featuring innovative Responsive Web Design technology, and expanded e-commerce fulfillment capabilities to a second distribution center, in Chambersburg, PA. E-commerce sales grew 74.4%, representing 170 basis points of the total company same store sales increase of 6.8%.

For the First Nine Months:

•	Net sales increased 23.3% to $1,802.5 million from $1,461.4 million in the first nine months of fiscal 2012;

•	Comparable store sales (sales for stores open at least 14 months) increased 7.3% compared to an increase of 9.7% in the first nine months of fiscal 2012, including the impact of e-commerce sales;

•	Gross profit increased to $647.7 million compared to $524.0 million in the first nine months of fiscal 2012;

•	SG&A expense as a percentage of net sales increased 30 basis points to 23.2% including the impact of the severance charge. SG&A expense increased 20 basis points to 23.1%, excluding the impact of the severance charge. This compares to 22.9% in the first nine months in fiscal 2012.

•	Pre-opening expense increased to $15.5 million compared to $12.9 million in the first nine months of fiscal 2012. Real estate activity in the first nine months of 2013 included 116 new stores, 4 relocations and 7 remodels compared to 89 new stores, 3 relocations and 20 remodels in the first nine months fiscal 2012;

•	Operating income increased 21.1% to $213.5 million, or 11.8% of net sales, compared to $176.2 million, or 12.1% of net sales, in the first nine months of fiscal 2012;

•	Net income increased 22.4% to $132.2 million compared to $108.0 million in the first nine months of fiscal 2012; excluding the severance charge, net income increased 23.4%; and

•	Income per diluted share increased 22.0% to $2.05, which includes $0.02 per share of severance charge. Income per diluted share was $2.07, excluding the severance charge. This compares to $1.68 in the first nine months of fiscal 2012.

Balance Sheet and Cash Flow

Merchandise inventories at the end of the third quarter of fiscal 2013 totaled $582.3 million, compared to $462.8 million at the end of the third quarter of fiscal 2012, representing an increase of $119.5 million. Average inventory per store increased 1.7% for the third quarter of fiscal 2013 compared to the third quarter of fiscal 2012.

Store Expansion

During the third quarter, the Company opened 55 stores located in Apple Valley, CA; Athens, GA; Baltimore, MD; Battle Creek, MI; Bay Shore, NY; Brentwood, MO; Carbondale, IL; Chicago, IL (2); Cincinnati, OH; Douglasville, GA; El Paso, TX; Epping, NH; Erie, PA; Flint, MI; Fremont, CA; Gretna, LA; Holland, OH; Houston, TX; Issaquah, WA; Jackson, MI; Jonesboro, AR; Kansas City, MO; Lakewood, CA; Lansing, MI; Lima, OH; Littleton, CO; Madison, WI; Mansfield, TX; Marquette, MI; Massapequa Park, NY; Midland, MI; Midvale, UT; Missoula, MT; Moreno Valley, CA; Muncie, IN; Nashville, TN; New Braunfels, TX; Niles, OH; North Olmstead, OH; Overland Park, KS; Paducah, KY; Plainville, CT; Portland, OR; Rapid City, SD; River Forest, IL; Salisbury, NC; Smithfield, RI; Southaven, MS; Terre Haute, IN; Vancouver, WA; Victor, NY; Virginia Beach, VA; Washington, MO and West Hills, CA; and relocated 3 stores in Exton, PA, Oxnard, CA and Vernon Hills, IL. The Company ended the third quarter with 664 stores and square footage of 7,046,000, which represents a 24% increase in square footage compared to the third quarter of fiscal 2012.

Outlook

For the fourth quarter of fiscal 2013, the Company currently expects net sales in the range of $853 million to $867 million, compared to actual net sales of $758.8 million in the fourth quarter of fiscal 2012, which included $40 million of sales for the 53rd week. Comparable store sales for the fourth quarter of 2013 are expected to increase 7% to 9%, including the impact of e-commerce sales. This comparable store sales guidance includes the favorable impacts of the comparison to the disruption caused by Superstorm Sandy in Q4 of 2012, and the exclusion of the 53rd week of 2012, which together are expected to benefit comparable store sales by approximately 200 basis points. The Company reported a comparable store sales increase of 8.6% in the fourth quarter of 2012, including the impact of e-commerce sales.

Income per diluted share for the fourth quarter of fiscal 2013 is estimated to be in the range of $1.07 to $1.10. This compares to income per diluted share for the fourth quarter of fiscal 2012 of $1.00, which included a $0.05 impact related to the 53rd week. Earnings per share guidance for the fourth quarter of fiscal 2013 is lower than previous expectations, primarily as a result of softer retail sales trends at the end of the third quarter which are expected to continue, as well as the Company’s plans to maintain strong market share gains during a highly competitive and promotional holiday selling season.

Based on expected performance for the second half of the year, the Company plans to achieve an earnings growth rate in the low 20% range for the full year 2013, adjusted for the 53rd week last year, compared to our previous expectation of approximately 25% growth. The Company plans to achieve full year comparable store sales in the range of 7% to 8%, and capital expenditures are expected to be approximately $225 million. The Company expects to achieve 22% square footage growth with the opening of 125 net new stores and 7 remodeled stores. For fiscal 2013, the Company expects to continue to generate free cash flow.

The Company plans to continue its practice of providing specific sales and earnings guidance on its fourth quarter conference call in March each year. Considering square footage growth anticipated in the 15% range in fiscal 2014, the current consumer and promotional environment, and the investments needed to sustain its growth plans, the Company expects earnings per share growth in fiscal 2014 to be in a similar range as the current year. On a longer-term basis, the Company is currently evaluating its long-range financial and strategic plan, and will share details of the outcome of this analysis and update its long-term targets during the course of 2014.

“Since I joined Ulta Beauty in July, I have been impressed by the strength of our business model and confident in our ability to offer a differentiated experience for our customers now and in the future,” said Mary Dillon. “We have long runway for new store growth, strong potential to develop higher brand awareness, and a significant opportunity to evolve our digital presence both on-line and in-store. In order to support a thriving 1,200 store chain with a successful, growing e-commerce business, we will need to upgrade our capabilities with investments in people, systems and supply chain. We expect to remain a high-performance, high-growth company while building an even stronger foundation for the future.”

Conference Call Information

A conference call to discuss third quarter results is scheduled for today, December 5, 2013, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on December 19, 2013 and can be accessed by dialing (877) 870-5176 and entering conference ID number 13572954.

About Ulta Beauty

Ulta Beauty is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta Beauty provides affordable indulgence to its customers by combining unmatched product breadth, value and convenience with the distinctive environment and experience of a specialty retailer. Ulta Beauty offers a unique combination of over 20,000 prestige and mass beauty products across the categories of cosmetics, fragrance, hair care, skincare, bath and body products and salon styling tools, as well as salon hair care products. Ulta Beauty also offers a full-service salon in all of its stores. As of November 2, 2013, Ulta operates 664 retail stores across 46 states and also distributes its products through the Company’s website: www.ulta.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales; our ability to attract and retain key executive personnel; our ability to successfully execute and implement our common stock repurchase program; our ability to sustain our growth plans and successfully develop and implement our long-range financial and strategic plan; and other risk factors detailed in our public filings with the Securities and Exchange Commission (SEC), including risk factors contained in our Annual Report on Form 10-K for the fiscal year ended February 2, 2013. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

	13 Weeks Ended		13 Weeks Ended
	November 2,		October 27,
	2013		2012
	(Unaudited)		(Unaudited)
Net sales	$618,781	100.0%	$505,640	100.0%
Cost of sales	387,120	62.6%	320,147	63.3%

Gross profit	231,661	37.4%	185,493	36.7%

Selling, general and administrative expense	151,306	24.5%	117,934	23.3%
Pre-opening expenses	7,468	1.2%	6,252	1.2%

Operating income	72,887	11.8%	61,307	12.1%
Interest (income) expense	(7)	0.0%	39	0.0%

Income before income taxes	72,894	11.8%	61,268	12.1%
Income tax expense	27,464	4.4%	23,117	4.6%

Net income	$45,430	7.3%	$38,151	7.5%

Net income per common share:
Basic	$0.71		$0.60
Diluted	$0.70		$0.59

Weighted average common shares outstanding:
Basic	64,061		63,484
Diluted	64,538		64,483

Exhibit 2

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

	39 Weeks Ended		39 Weeks Ended
	November 2,		October 27,
	2013		2012
	(Unaudited)		(Unaudited)
Net sales	$1,802,491	100.0%	$1,461,421	100.0%
Cost of sales	1,154,804	64.1%	937,391	64.1%

Gross profit	647,687	35.9%	524,030	35.9%

Selling, general and administrative expense	418,754	23.2%	334,917	22.9%
Pre-opening expenses	15,483	0.9%	12,901	0.9%

Operating income	213,450	11.8%	176,212	12.1%
Interest (income) expense	(49)	0.0%	164	0.0%

Income before income taxes	213,499	11.8%	176,048	12.0%
Income tax expense	81,332	4.5%	68,031	4.7%

Net income	$132,167	7.3%	$108,017	7.4%

Net income per common share:
Basic	$2.07		$1.71
Diluted	$2.05		$1.68

Weighted average common shares outstanding:
Basic	63,912		63,016
Diluted	64,424		64,285

Dividends declared per common share	$—		$1.00

Exhibit 3

Ulta Salon, Cosmetics & Fragrance, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	November 2,	February 2,	October 27,
	2013	2013	2012
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$240,916	$320,475	$191,724
Receivables, net	46,911	41,515	36,649
Merchandise inventories, net	582,303	361,125	462,833
Prepaid expenses and other current assets	54,757	50,452	50,197
Prepaid income taxes	1,729	—	13,417
Deferred income taxes	14,686	15,757	11,261

Total current assets	941,302	789,324	766,081

Property and equipment, net	590,132	483,059	467,165
Deferred compensation plan assets	3,913	2,866	—

Total assets	$1,535,347	$1,275,249	$1,233,246

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$190,193	$118,886	$185,177
Accrued liabilities	97,421	92,127	90,354
Accrued income taxes	—	10,054	—

Total current liabilities	287,614	221,067	275,531

Deferred rent	259,217	208,003	202,265
Deferred income taxes	55,568	56,361	48,450
Other long-term liabilities	4,629	2,876	—

Total liabilities	607,028	488,307	526,246

Commitments and contingencies

Total stockholders’ equity	928,319	786,942	707,000

Total liabilities and stockholders’ equity	$1,535,347	$1,275,249	$1,233,246

Exhibit 4

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	39 Weeks Ended
	November 2,	October 27,
	2013	2012
	(Unaudited)
Operating activities
Net income	$132,167	$108,017
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	77,572	64,832
Deferred income taxes	278	5,258
Non-cash stock compensation charges	11,936	9,721
Excess tax benefits from stock-based compensation	(13,352)	(41,343)
Loss on disposal of property and equipment	3,374	430
Change in operating assets and liabilities:
Receivables	(5,396)	(10,496)
Merchandise inventories	(221,178)	(218,186)
Prepaid expenses and other current assets	(4,305)	(6,767)
Income taxes	1,569	23,924
Accounts payable	71,307	98,735
Accrued liabilities	(5,759)	4,531
Deferred rent	51,214	38,802
Other assets and liabilities	706	—

Net cash provided by operating activities	100,133	77,458

Investing activities
Purchases of property and equipment	(176,966)	(144,030)

Net cash used in investing activities	(176,966)	(144,030)

Financing activities
Repurchase of common shares	(37,337)	—
Dividends paid	—	(62,482)
Excess tax benefits from stock-based compensation	13,352	41,343
Stock options exercised	21,890	25,776
Purchase of treasury shares	(631)	(79)

Net cash (used in) provided by financing activities	(2,726)	4,558

Net decrease in cash and cash equivalents	(79,559)	(62,014)
Cash and cash equivalents at beginning of period	320,475	253,738

Cash and cash equivalents at end of period	$240,916	$191,724

Exhibit 5

2013 Store Expansion

Fiscal 2013	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter	550	28	2	576
2nd Quarter	576	33	0	609
3rd Quarter	609	55	0	664

Fiscal 2013	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Gross square feet for stores closed during the quarter	Total gross square feet at end of the quarter
1st Quarter	5,847,393	298,083	24,077	6,121,399
2nd Quarter	6,121,399	355,046	0	6,476,445
3rd Quarter	6,476,445	569,555	0	7,046,000